Exhibit 99.1

INNOVATE Corp. Announces the Untimely Passing of CEO Wayne Barr

NEW YORK, July 23, 2023 – INNOVATE Corp. (NYSE: VATE) (“INNOVATE” or the “Company”) today announced that Wayne Barr, President, Chief Executive Officer and Director, passed away unexpectedly on July 22, 2023. The Board has appointed Chief Operating Officer Suzi Herbst as Interim Chief Executive Officer.

Avram Glazer, Chairman of the Board of Directors, said, “It is with great sadness that we announce the passing of Wayne Barr. Wayne was an outstanding colleague and friend, and he will be greatly missed. On behalf of all of INNOVATE’s employees and the Board of Directors, I extend our deepest sympathies to the entire Barr family.”

Glazer continued, “With Wayne’s passing, INNOVATE has suffered a great loss. However, the Board is confident that Suzi Herbst, INNOVATE’s Chief Operating Officer who will be acting as interim CEO, and the rest of the INNOVATE management team, will continue to lead INNOVATE forward and capitalize on the opportunities that Wayne created."

About INNOVATE Corp.
INNOVATE Corp., is a portfolio of best-in-class assets in three key areas of the new economy – Infrastructure, Life Sciences and Spectrum. Dedicated to stakeholder capitalism, INNOVATE employs approximately 3,800 people across its subsidiaries. For more information, please visit: www.INNOVATECorp.com.

Contacts
Media Contact:
Reevemark
Paul Caminiti/Pam Greene/Luc Herbowy
INNOVATE.Team@reevemark.com
(212) 433-4600

Investor Contact:
Solebury Strategic Communications
Anthony Rozmus
ir@innovatecorp.com
(212) 235-2691